Exhibit 10.3

Radian Group Inc. Savings Incentive Plan

Amended and Restated Effective January 1, 1997

Amendment No. 6

WHEREAS, Radian Group Inc. (the “Company”) maintains the Radian Group Inc. Savings Incentive Plan (the “Plan”) amended and restated in its entirety effective January 1, 1997 for the benefit of its eligible employees and the eligible employees of the Participating Companies; and

WHEREAS, the Company, pursuant to the provisions of Section 11.1 of the Plan, has the ability to amend the Plan by action of its Board of Directors; and

WHEREAS, the Company desires to amend the Plan as necessary to revise the eligibility criteria for the 2007 Employer Transition Credit and Discretionary Contributions, and to modify the Plan’s allocation formula for the Employer Discretionary Contribution.

NOW, THEREFORE, the Plan is hereby amended in the following respects, effective as of the date indicated:

1.	Effective October 1, 2007, Section 2.1 of the Plan is amended by adding the following new paragraph to the end thereof to read as follows:

“Notwithstanding the above language, for any Employer Discretionary Contributions or Transition Credit Contributions made on account of the 2007 Plan Year, a Participant shall be deemed to have satisfied the last day of the Plan Year employment requirement if they are employed by a Participating Company on October 1, 2007.”

2.	Effective January 1, 2007, Section 3.5(c) is amended to read as follows:

“(c) Discretionary Contributions. The Company may contribute to the Plan such discretionary amounts as the Board of Directors shall determine annually in its sole and absolute discretion. Such contribution may be made without regard to the existence or nonexistence of net profits of the Company. The contribution, if any, may be fixed in terms of dollars, percentage of net profits, percentage of Compensation, or any other method determined by the Board of Directors. Any such contributions will be allocated to the Discretionary Contribution Account of each eligible Participant (as defined in Section 2.1) as a uniform flat dollar amount.”

WITNESS WHEREOF, Radian Group Inc. has caused this Amendment No. 6 to be executed by its duly authorized party on this 7th day of November, 2007.

Radian Group Inc.

By:	/s/ Robert E. Croner
Title:	EVP, Human Resources